Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)
(732) 296-8400

SENESCO TECHNOLOGIES REPORTS THIRD QUARTER FISCAL 2005
FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (May 17, 2005) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the three months ended March 31, 2005.

The net loss for the three month period ended March 31, 2005 was $679,403, or $0.05 per share, compared with a net loss of $417,011, or $0.03 per share, in the comparable period in fiscal 2004.  The increase was primarily attributable to a decrease in other non-cash income and an increase in operating expenses.

The Company reported revenues of $12,500 during the three month period ended March 31, 2005, compared with $4,167 in the prior year’s third quarter. The recorded revenue consisted of the amortized portion of the initial fee on a development and license agreement.

Total operating expenses for the three month period ended March 31, 2005 were $705,030, compared with $614,684 for the third quarter of fiscal 2004.  This increase was primarily the result of an increase in general and administrative expenses and research and development expenses, which was partially offset by a decrease in stock-based compensation. The Company expects operating expenses to increase over the next twelve months as it continues to expand its research and development activities.

Research and development expenses for the three month period ended March 31, 2005  were $364,080, compared with $320,559 recorded in fiscal 2004 third quarter. The increase was primarily the result of an increase in payroll and benefits related to the addition of a Vice President of research in July 2004, and an increase in the number of research projects related to human health. These increases were partially offset by a decrease in the amortization of an initial fee paid by the Company in connection with an agricultural research project. The initial fee was fully amortized in March, 2004.

General and administrative expenses for the three month period ended March 31, 2005 and March 31, 2004 were $340,950 and $294,125, respectively. The increase was primarily the result of an increase in payroll and benefits, investor relations, and professional fees, which was partially offset by a decrease in stock-based compensation.

Senesco had cash and investments of approximately $2.3 million and working capital of $2.0 million as of March 31, 2005.  Subsequent to the close of the quarter, the Company raised $3.4 million in a private placement of common stock and warrants.

Recent Research and Development Highlights

During the quarter, the Company was issued four Patents from the U.S. Patent and Trademark Office, including its first pertaining to uses in human health. The other three issued Patents focus on the Company’s proprietary gene technology for use in agriculture. Senesco now has five issued U.S. Patents.

On May 12, 2005, the Company added two preclinical human health research programs to further characterize the role of its proprietary technologies, one for bladder cancer and the other for inflammatory bowel disease (“IBD”).  The goal of these studies is to add more data to the Company’s growing body of work in the research of both cancer and inflammatory disease.

On April 29, 2005, the Company reported that mice treated with Senesco’s proprietary technology had shown a marked survival benefit in the lethal sepsis study conducted at the University of Virginia.  In the model used, groups that received Senesco’s Factor 5A inhibitor, survival ranged from 20% to 100% of the mice, depending upon the mouse strain and dosing regime.  None of the untreated mice survived.

On April 13, 2005, the Company announced that its trials of Senesco/Rahan banana plants have shown increased tolerance to the Black Sigatoka disease, as measured on an index of tolerance widely used in the industry for this disease.

These field trial data corroborate the Company’s earlier findings that its proprietary Factor 5A technology confers resistance to fungal pathogens by preventing premature plant cell death. In addition to these banana disease tolerance data, Senesco and Rahan have previously shown both an increase in banana fruit shelf life and increase in growth rates of banana plants in field trials.

About Senesco Technologies, Inc.

Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates cell life. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields and resistance to environmental stress for flowers, fruits and vegetables. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has undertaken preclinical research in certain areas of human health.

Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco partners with leading-edge companies and earns research and development fees for applying its technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, New Jersey, and utilizes research laboratories at universities and research centers throughout North America.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the success and timing of the Company’s studies and pre-clinical trials; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004	From Inception on July 1, 1998 through March 31, 2005

Revenue	$12,500	$4,167	$339,167

Operating Expenses:
General and administrative	340,950	294,125	10,975,211
Research and development	364,080	320,559	4,611,110
Total Operating Expenses	705,030	614,684	15,586,321

Loss From Operations	(692,530)	(610,517)	(15,247,154)

Sale of state income tax loss	—	—	586,442
Other noncash income	—	185,627	185,627
Interest income, net	13,127	7,879	182,848
Net Loss	$(679,403)	$(417,011)	$(14,292,237)

Basic and Diluted Net Loss Per Common Share	$(0.05)	$(0.03)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	13,827,151	13,137,522

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2005	June 30, 2004
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$194,953	$186,248
Short-term investments	2,091,520	3,949,774
Prepaid expenses and other current assets	74,521	93,967
Total Current Assets	2,360,994	4,229,989

Property and equipment, net	33,051	51,702
Intangibles, net	1,301,606	922,214
Security deposit	7,187	7,187
TOTAL ASSETS	$3,702,838	$5,211,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$109,567	$69,008
Accrued expenses	198,201	287,626
Deferred revenue	45,833	33,333
Total Current Liabilities	353,601	389,967

Grant payable	90,150	90,150
TOTAL LIABILITIES	443,751	480,117

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 30,000,000 shares, issued and outstanding 13,871,737 and 13,787,250 shares, respectively	138,717	137,873
Capital in excess of par	17,412,607	17,168,043
Deficit accumulated during the development stage	(14,292,237)	(12,574,941)
Total Stockholders’ Equity	3,259,087	4,730,975

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,702,838	$5,211,092